Exhibit 99.1



                  FACTORY 2-U STORES, INC. ANNOUNCES JULY SALES


         SAN DIEGO, CA, August 6, 2003 - FACTORY 2-U STORES, INC. (Nasdaq: FTUS) today announced that sales for the four-week period ended August 2, 2003 were $38.3 million, a decrease of 7.8% over sales of $41.6 million for the four-week period ended August 3, 2002. Comparable store sales for the four-week period ended August 2, 2003 decreased 5.0% versus a decrease of 3.9% for the same period last year. For the four-week period ended August 2, 2003, the Company opened 1 new store in California and closed 1 store in Oregon.

         Sales for the thirteen weeks ended August 2, 2003 totaled $123.7 million compared to $128.1 million for the thirteen-week period ended August 3, 2002, a decrease of 3.5%. Comparable store sales for the thirteen-week period ended August 2, 2003 increased 0.1% versus a decrease of 8.7% for the same period last year. For the thirteen weeks ended August 2, 2003, the Company opened 1 new store and closed 1 store.

         Sales for the twenty-six weeks ended August 2, 2003 totaled $228.0 million compared to $245.0 million for the twenty-six weeks ended August 3, 2002, a decrease of 7.0%. Comparable store sales for the twenty-six weeks ended August 2, 2003 decreased 3.5% versus a decrease of 10.2% for the same period last year. For the twenty-six weeks ended August 2, 2003, the Company opened 2 new stores and closed 4 stores; one of which was closed temporarily for landlord repairs.

         Bill Fields, Chairman and Chief Executive Officer, commented, "July comparable store sales were below the low end of our estimate primarily as a result of lower than expected sales from stores operating in Arizona, Oregon and parts of central California. Comparable store sales for stores in these operating areas were in the negative mid-teens. For July, transaction counts increased just over 1%, transaction size in terms of number of units increased 18% while the purchase size decreased 21%. As was in June, our Home business performed the best with positive mid single-digit comparable sales. Footwear performed the poorest with comparable sales in the negative low twenties. Geographically, our best performing areas were Dallas and San Antonio, TX, Los Angeles, CA and Las Vegas, NV with comparable sales in the range of positive 3% to 13%. "

         Mr. Fields continued, "We expect operating results for the second quarter to be below the current consensus estimate of a loss of $0.27 per share. With comparable sales for July lower than expected, our promotional efforts for increasing traffic and the cost associated with the start-up of our new distribution center in San Diego, we expect to report a loss in the range of $0.33 and $0.36 per share for our second quarter ended August 2, 2003."


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         Mr. Fields concluded, "As we look to the third quarter, we continue to expect improvement in our comparable store sales due to the improvement with in-store execution and merchandise assortment. In addition, we intend to continue our focus on better customer service, particularly with faster checkout time, and quicker replenishment of merchandise to the sales floor. For the third quarter we expect comparable store sales to be in the range of positive 3% to 4%, gross margin to improve to over 34% and earnings of $0.01 per diluted share."

         We expect to release our fiscal 2003 second quarter operating results on August 13, 2003 after the market closes, or approximately 4:00 P.M. Eastern Daylight Time. We will host a real-time web cast presentation and live conference call to discuss our second quarter operating results and third quarter sales and operating results expectations, the same day at 5:00 P.M. Eastern Daylight Time. To participate in the call, dial 1-800-843-7949 five minutes before the call or access the Internet at www.factory2-u.com. All shareholders and other interested parties are encouraged to participate. A replay of the call will remain available for 48 hours by telephone or on the Internet through August 27, 2003. You may also obtain a transcript of the call by contacting Kehoe, White & Co., Inc. at 1-562-437-0655.

         We will provide a mid-month sales update for August on August 18, 2003 at 5:00 P.M. Eastern Daylight Time. Those interested can access this update message at 1-888-201-9603. This message will remain available until September 22, 2003. We will release our August sales results on September 3, 2003 after the market closes, or approximately 4:00 P.M. Eastern Daylight Time.

         FACTORY 2-U STORES, INC. operates 242 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 31 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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